    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1999
                                                          REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         FIRST LIBERTY FINANCIAL CORP.
             (Exact name of Registrant as specified in its charter)
          GEORGIA                                   58-1680650
   (State or other jurisdiction of                (I.R.S. Employer
   incorporation or organization)                Identification No.)

                               201 SECOND STREET
                              MACON, GEORGIA 31297
                                 (912) 743-0911
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                             RICHARD A. HILLS, JR.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                         FIRST LIBERTY FINANCIAL CORP.
                               201 SECOND STREET
                              MACON, GEORGIA 31297
                                 (912) 743-0911
                    (Name, address, including zip code, and
                     telephone number, including area code
                             of agent for service)
                            -----------------------
                          Copies of Communications to:

                             DAVID M. CALHOUN, ESQ.
                           LONG ALDRIDGE & NORMAN LLP
                        ONE PEACHTREE CENTER, SUITE 5300
                              303 PEACHTREE STREET
                          ATLANTA, GEORGIA 30308-3201
                                 (404) 527-4000
                            -----------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

                            -----------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ___________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
               Title of Shares                        Amount           Proposed Maximum        Proposed Maximum       Amount of
                    to be                             to be           Offering Price Per      Aggregate Offering     Registration
                  Registered                        Registered             Share(1)                Price(1)            Fee(1)
---------------------------------------------------------------------------------------------------------------------------------

 Common Stock, $1.00 par value per share              653,070              $29.901               $19,527,446           $5,429

---------------------------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 457(c), the proposed offering price and registration fee are based upon the average of the high and low prices of the Registrant's Common Stock on July 29, 1999 as reported on the Nasdaq National Market.


                            -----------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                       653,070 SHARES

                         FIRST LIBERTY FINANCIAL CORP.

                                  COMMON STOCK

         This Prospectus relates to the proposed offer and sale of an aggregate of up to 653,070 shares of Common Stock of First Liberty Financial Corp. by the selling stockholders identified under the caption "Selling Stockholders." First Liberty issued the shares to the selling stockholders in connection with First Liberty's acquisition of Vidalia Bancshares, Inc., which was owned by the selling stockholders.

         First Liberty will not receive any proceeds from the sale of the shares by the selling stockholders. First Liberty will pay the expenses of registration of the shares, but the selling stockholders will pay any broker-dealer commissions, discounts and fees and expenses and fees of any of their advisors.

         The selling stockholders may sell the shares from time to time on the Nasdaq National Market or in private transactions, at prevailing market prices or at privately negotiated prices.

         The Common Stock is listed on the Nasdaq National Market under the symbol "FLFC." On July 26, 1999, the last reported sale price of the Common Stock on the Nasdaq National Market was $29.84 per share.

         First Liberty's principal executive offices are located at 201 Second Street, Macon, Georgia 31208-4388 and its telephone number is (912) 743-0911.

                               -----------------

         THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                               -----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                               -----------------




              The date of this Prospectus is [__________], 1999.

                               TABLE OF CONTENTS


                                                                                                         Page
                                                                                                         ----
Where You Can Find More Information..................................................................      2
Incorporation of Certain Documents by Reference......................................................      2
Risk Factors.........................................................................................      3
Description of First Liberty Financial Corp..........................................................      6
Use of Proceeds......................................................................................      8
Selling Stockholders.................................................................................      8
Plan of Distribution.................................................................................      9
Experts..............................................................................................      9
Legal Matters........................................................................................     10


References in this Prospectus to "we," "our," or "us" refer to First Liberty and not to the selling stockholders.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy such reports, proxy statements, information statements and obtain other information from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You should call 1-800-SEC- 0330 for more information on the operation of the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov where reports, proxy and information statements, and other information regarding issuers that file electronically, including First Liberty, may be found.

         This Prospectus is part of a registration statement that we filed with the SEC and omits certain information contained in the registration statement as permitted by the SEC. Additional information regarding First Liberty and the Common Stock is contained in the registration statement on Form S-3 (of which this Prospectus forms a part), including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the street address or Internet site listed in the above paragraph.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate" into this Prospectus information we file with the SEC. This allows us to disclose important information to you by referring to other documents that we filed with the SEC (including documents we file with the SEC after the date of this Prospectus) that contain that information. We incorporate by reference the documents listed below as of their respective dates, except to the extent information in those documents differs from information contained in this Prospectus:

         (1)      Annual Report on Form 10-K for the year ended September 30,
                  1998;

         (2) Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999;

         (3)      Current Report on Form 8-K filed on July 30, 1999; and

         (4) The description of the Common Stock as contained in our Registration Statement on Form 8-A (SEC File No. 0-14417) as filed with the SEC on April 15, 1986, as amended.

         In addition, we incorporate by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The information contained in the future filings that we make with the SEC will automatically update and supercede the information contained or incorporated by reference in this Prospectus.

         You may request a copy of the above documents, at no cost, by written or oral request. We also will provide, upon request and without charge, a copy of our latest Annual Report. Written or telephonic requests should be directed to:

                  Richard A. Hills, Jr.
                  Executive Vice President and General Counsel
                  First Liberty Financial Corp.
                  201 Second Street
                  P. O. Box 4388
                  Macon, Georgia 31297
                  Telephone number:  (912) 743-0911.

         You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone to provide you with information that is different, and, if given or made, such information must not be relied upon as having been authorized by First Liberty. Neither the delivery of this Prospectus nor any sales hereunder shall create any implication that the information is correct as of any time after the date appearing on the front of those documents. This Prospectus does not constitute an offer or a solicitation of an offer in any jurisdiction where such offer or solicitation would be unlawful.

         This Prospectus and the documents incorporated by reference in this Prospectus contain certain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent our expectations or beliefs. When used in this Prospectus or in the documents incorporated by reference, the words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar terms and/or expressions are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control. We caution that various factors in this Prospectus and those discussed in our filings with the SEC, as well as general economic conditions and industry trends, could cause actual results or outcomes to differ materially from those expressed in any of our forward-looking statements. Any forward-looking statement speaks only as of the date of this Prospectus or the documents incorporated by reference, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for us to predict all such factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


                                  RISK FACTORS

         A prospective investor should consider carefully all the information contained in this Prospectus in deciding whether to invest in our common stock, including, but not limited to the following:

MERGER WITH BB&T CORPORATION; RISKS ASSOCIATED WITH THE EXCHANGE RATIO AND FLUCTUATIONS WITH PRICE OF BB&T COMMON STOCK

         On April 28, 1999, we announced that we had agreed to be acquired by BB&T Corporation of Winston-Salem, North Carolina. The directors of both companies approved the transaction; however, the transaction must be approved by our stockholders as well. If the transaction is approved by our stockholders, the other conditions to the transaction are satisfied and the transaction is effected, our stockholders will receive shares of BB&T common stock in exchange for their shares of our common stock. The number of shares of BB&T common stock to be issued to our stockholders will be determined based on the average closing price per share of BB&T's common stock during a ten trading day period prior to the transaction becoming effective. If BB&T's average closing price per share during the period is between $38.22 and $39.12, our stockholders will receive $33.25 worth of BB&T common stock, based on the average closing price of the BB&T common stock, for each share of our common stock owned. If BB&T's average closing price per share during the period is less than $38.22, our shareholders would receive 0.87 of a share of BB&T's common stock for each share of our common stock owned. If BB&T's average closing price per share during the period is more than $39.12, our shareholders will receive 0.85 of a share of BB&T's common stock for each share of our common stock owned. As a result, the actual value of the BB&T common stock issued in exchange for each share of our common stock cannot be determined until shortly before consummation of the transaction. Additionally, changes in the market price of the BB&T stock prior to the transaction may impact the market price of our common stock. We expect the transaction, which requires the approval of our stockholders and the banking regulators, to be completed in the fourth quarter of calendar 1999. However, there can be no assurance that the transaction will be consummated.

OUR RELIANCE ON RESIDENTIAL MORTGAGE ORIGINATIONS TO PRODUCE FEE INCOME

         The market for residential mortgage originations is highly volatile, and an increase in interest rates could have a material adverse effect on our financial condition, principally on non-interest income. As interest rates increase, residential mortgage loan refinances and new home sales will significantly decrease. Liberty Mortgage originates such loans for sale and receives an operating margin principally in the form of mortgage banking income. As the level of new loans declines, the operating margins will decline from the reduced volume and from operating margin compression as competitive pricing becomes more intense. During the six months ended March 31, 1999, mortgage banking income was $6.1 million, or 15% of total operating revenues, compared to $2.9 million, or 8% of total operating revenues, a year earlier. Due to the cyclical nature of residential mortgage originations, there can be no assurance that we will be able to sustain recent levels of mortgage banking income.

OUR DEPENDENCE ON PRIMARY GEOGRAPHIC MARKETS, CREDIT RISK AND LOAN CONCENTRATION

         Our financial condition primarily depends on economic conditions in Middle, Coastal and South Georgia. Approximately 70% of our loans and 85% of our deposits are located in this area. Most of our banking regions contain large military bases. Any material reductions in personnel relating to any of these bases could adversely affect our financial condition. While management believes the economy in our primary markets is generally healthy, adverse changes in economic conditions in these areas could adversely impact our growth and financial performance.

STOCK MARKET VOLATILITY COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO FLUCTUATE

         Our common stock's market price could fluctuate significantly in response to our operating results, the failure to complete the merger with BB&T and other factors, and our common stock's market price may decline below its current market price. In addition, the stock market has from time to time experienced price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are publicly traded and may adversely affect our common stock's market price.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE THE PRICE OF OUR SHARES TO DECLINE

         While our common stock is listed and traded on the Nasdaq National Market, there has only been limited trading activity in our common stock. The average daily trading volume of our common stock over the six-month period ending June 30, 1999 was approximately 23,877 shares. Accordingly, sales of a significant number of shares of common stock may adversely affect the market price of the common stock.

THERE ARE RESTRICTIONS ON FIRST LIBERTY'S ABILITY TO PAY DIVIDENDS

         We must comply with Georgia corporate law and rules and regulations of bank regulators before we pay any dividends. Our directors must authorize the payment of any dividends and we must have sufficient funds available to pay them. Our only sources of income are dividends and other payments that our subsidiaries make to us. Certain statutes and regulations restrict the ability of our subsidiaries to pay dividends to us.

FIRST LIBERTY IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION

         As a savings and loan holding company, we are regulated by the Office of Thrift Supervision. First Liberty Bank, our principal subsidiary, and First Community Bank of Vidalia are federally chartered savings banks regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The federal bank regulators of these entities have the ability, should the situation require, to place significant regulatory and operational restrictions upon us and our subsidiaries. Any such restrictions imposed by federal and state bank regulators could affect our profitability and the profitability of our subsidiaries.

THE FINANCIAL INSTITUTION INDUSTRY IS VERY COMPETITIVE

         We face substantial competition for loans and deposits as well as other sources of funding in the communities we serve. We compete directly with financial institutions that are well established. Many of our competitors have significantly greater resources and lending limits than we have. As a result of those greater resources, the large financial institutions that we compete with may be able to provide a broader range of services to their customers and may be able to afford newer and more sophisticated technology. Our long-term success depends on the ability of our subsidiaries to compete successfully with other financial institutions in their service areas.

OUR MANAGEMENT HOLDS A LARGE PORTION OF OUR COMMON STOCK

         Although no individual shareholder owns more than 10% of our outstanding stock, the combined holdings of our directors and executive officers equal approximately 4,211,000 shares of our common stock, or approximately 30% of all outstanding shares of our common stock.

WE MAY NOT BE ABLE TO SUSTAIN OUR GROWTH

         We have grown and may seek to continue to grow by acquiring other financial institutions and branches. However, the market for acquisitions is highly competitive. Moreover, any acquisitions will be subject to regulatory approval and there can be no assurance that we will obtain such approvals. We may not be as successful in the future as we have been in the past in identifying acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches. Furthermore, our ability to grow through acquisitions will depend on our maintaining sufficient regulatory capital levels and on economic conditions.

         We may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations. In addition, such rapid growth may adversely affect our operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments. There can be no assurance that we will successfully integrate or achieve the anticipated benefits of our growth or expanded operations, and rapid growth in our loan portfolio may result in an increase in our loan losses.

OUR SUCCESS DEPENDS ON THE PERFORMANCE OF SENIOR MANAGEMENT

         Our success has been largely dependent on the skills, experience and efforts of our senior management. The loss of the services of our Chief Executive Officer or that of other members of senior management could have a material adverse effect on our business and prospects. We believe that our future success also will depend upon our ability to attract, retain and motivate qualified personnel. We cannot provide assurance that we will be successful in attracting and retaining such personnel.

STATUS OF FIRST LIBERTY AS A THRIFT HOLDING COMPANY

         We are a legal entity separate and distinct from our subsidiaries, although dividends from our subsidiaries comprise our principal source of cash revenues. Our right to participate in the assets of any of our subsidiaries upon liquidation of the subsidiary, reorganization or otherwise will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that we may be a creditor with a recognized claim. In addition, certain regulations limit the amount of dividends that our banking subsidiaries may pay us without prior regulatory approval.

         Our banking subsidiaries are also subject to restrictions under federal law which limit their transfer of funds to us whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by any of our banking subsidiaries to us or any affiliate of our banking subsidiaries is limited to 10% of such banking subsidiary's capital and surplus and, with respect to us and all such non-banking subsidiaries, to an aggregate of 20% of such banking subsidiary's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specific amounts.

YEAR 2000 ISSUES AND TECHNOLOGY DEVELOPMENTS

         The market for financial services, including banking services, is increasingly effected by advances in technology, including developments in telecommunications, data processing, computers, automation, internet-based banking, telebanking, debit cards and so-called "smart cards." Our ability to compete successfully may depend on the extent to which we are able to exploit such technological changes.

         Our current computer systems, software products or other business systems, or those of our suppliers or customers, as well as those of governmental agencies and other financial institutions with whom we conduct business, may not process date information in the years 1999, 2000 or thereafter without error or interruption. We have initiated a company-wide program to identify and address issues associated with the ability of our business systems, including our computer systems, to identify how any problems in processing date information could affect our systems. In addition, we are asking all software vendors from whom we have purchased or may purchase software for assurance that the software will process all date information without error or interruption. We also are asking our customers and suppliers to identify and address any problems that their data processing systems could have as the year 2000 approaches and is reached. However, we can give no assurance that they will identify all potential problems in their processing of date information, or that they will be able to remedy identified problems before they occur. The expenses of our efforts to identify and address Year 2000 problems, and the expenses of any Year 2000 problems that occur, could have a material adverse effect on our results of operations and financial condition.


                  DESCRIPTION OF FIRST LIBERTY FINANCIAL CORP.

         First Liberty is a Georgia corporation and a savings and loan holding company headquartered in Macon, Georgia. We own and operate First Liberty Bank and its wholly owned subsidiaries, Liberty Mortgage Corporation, OFC Capital Corporation and NewSouth Financial Services, Inc. and First Community Bank of Vidalia. At March 31, 1999, First Liberty had total assets of approximately $1.6 billion, total deposits of approximately $1.2 billion and stockholders' equity of approximately $128 million.

         First Liberty Bank is a federally chartered stock savings bank based in Macon, Georgia which serves Middle, Coastal and South Georgia through its home office and 36 full-service offices. Through Liberty Mortgage Corporation, we operate a mortgage banking business through correspondent relationships in a number of states. Based on total assets as of March 31, 1999, First Liberty Bank is the largest savings association headquartered in Georgia, and First Liberty Bank's capital as of such date was in excess of all applicable regulatory requirements.

         First Community Bank of Vidalia is a state chartered bank organized under the laws of the State of Georgia based in Vidalia, Georgia. First Community serves the Vidalia area through two full-service banking offices.

         Through NewSouth, we operate a consumer finance business with 13 offices, including 11 in Georgia and two in Tennessee, and through OFC Capital, we operate an equipment leasing company based in Roswell, Georgia.

OFC Capital provides equipment leasing and financing programs for dealers, vendors and manufacturers of capital equipment. Through Liberty Mortgage, First Liberty Bank operates a mortgage banking business through correspondent relationships in all of its market areas and certain other states. Liberty Mortgage originates permanent first mortgage loans on residential properties for First Liberty Bank's portfolio and for sale in the secondary market.

         Our principal executive offices are located at 201 Second Street, Macon, Georgia 31297, and our telephone number is (912) 743-0911.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares. The selling stockholders will receive and retain all of the proceeds from the sale of the shares.


                              SELLING STOCKHOLDERS

         We issued the shares offered by this prospectus in a private placement transaction in connection with our acquisition of Vidalia Bancshares, Inc. on April 1, 1999. Prior to the acquisition transaction, each of the selling stockholders was a principal stockholder and a director of Vidalia Bancshares, Inc. Additionally, C. Paul Eason was President of First Community Bank of Vidalia prior to our acquisition of its sole stockholder, Vidalia Bancshares, Inc. He remains President of First Community Bank of Vidalia and is City President of First Liberty Bank in Vidalia, Georgia. The selling stockholders may from time to time offer and sell any or all of these shares pursuant to this prospectus. The following table sets forth information with respect to the selling stockholders and the shares beneficially owned by them as of July 26, 1999, that they may offer pursuant to this prospectus. We have obtained this information from the selling stockholders.


                                                                               Shares of
                                                                              Common Stock           Percentage of
                                  Shares of                                   Beneficially            Common Stock
                                Common Stock             Shares of             Owned Upon          Beneficially Owned
                                Beneficially           Common Stock            Completion           Upon Completion
Selling Stockholder              Owned Prior          Offered Hereby          of Offering             of Offering
-------------------              to Offering(1)       ---------------         ------------         ------------------
                                ------------

Fisher L. Barfoot                  65,307                 65,307                   0                        *
Glenn H. Durden                    65,307                 65,307                   0                        *
C. Paul Eason                      65,307                 65,307                   0                        *
Thomas W. Findlay                  65,307                 65,307                   0                        *
Charles M. Holland                 65,307                 65,307                   0                        *
John E. Ladson III                 65,307                 65,307                   0                        *
Anice W. McArthur                  65,307                 65,307                   0                        *
Frank L. McDonald                  65,307                 65,307                   0                        *
Russell M. Moses, Sr.              65,307                 65,307                   0                        *
M.W. Oxley III                     65,307                 65,307                   0                        *
                                  -------                -------                   -
          Totals                  653,070                653,070                   0

----------------

* Less than one percent.
(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act of 1934, as amended. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them.

         Except as noted above, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with First Liberty or any of our affiliates. The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their shares, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, since the date on which they provided the information regarding their shares.

                              PLAN OF DISTRIBUTION

         We are registering the shares of Common Stock on behalf of the selling stockholders. As used herein, "selling stockholder(s)" includes donees and pledgees selling shares received from a selling stockholder after the date of this Prospectus. We will pay all costs, expenses and fees related to the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, incurred in connection with the sale of the shares. The selling stockholders may sell the shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. In the event that a selling stockholder does not intend to effect the sale of the shares through a broker-dealer, the selling stockholder must notify us in advance of any intended transaction so we can determine compliance with applicable federal and state securities laws. After we notify the selling stockholder that the transaction may proceed, the selling stockholder may sell the shares. If necessary, we may file with the SEC a supplemental prospectus which describes the method of sale in greater detail pursuant to Rule 424(c) under the Securities Act of 1933. In effecting sales, broker-dealers engaged by the selling stockholders and/or purchasers of the shares may arrange for other broker-dealers to participate. Broker-dealers may receive commissions, concessions or discounts from the selling stockholders and/or the purchasers of the shares in amounts to be negotiated prior to the sale (and which might be in excess of customary commissions). In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The selling stockholders and any broker-dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions or other compensation received by them and any profit on any resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Pursuant to a Registration Rights Agreement between First Liberty and the selling stockholders entered into in connection with our acquisition of Vidalia Bancshares, Inc., we have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         Upon First Liberty being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.


                                    EXPERTS

         The financial statements incorporated in this Registration Statement on Form S-3 by reference to the Annual Report on Form 10-K of First Liberty for the year ended September 30, 1998 and the audited supplemental financial statements included on Exhibit 99.2 of First Liberty's Form 8-K filed July 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS

         Long Aldridge & Norman LLP, Atlanta, Georgia, has passed upon certain legal matters regarding the shares offered by this Prospectus.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Securities and Exchange Commission Registration Fee..................................   $  5,429
         Nasdaq National Market Additional Listing Fee........................................     13,061
         Accounting Fees and Expenses.........................................................      3,000
         Legal Fees and Expenses..............................................................      7,500
         Printing Expenses....................................................................      2,000
         Miscellaneous Expenses...............................................................        510

                  Total.......................................................................   $ 31,500

         The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated. We will pay all of the above expenses. The selling stockholders will pay their own expenses, including expenses of their own counsel, broker or dealer fees, discounts and expenses, and all transfer and other taxes on the sale of the shares.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         We have authority under the Georgia Business Corporation Code (the "GBCC"), under which First Liberty is incorporated, to indemnify directors. Our Amended and Restated Articles of Incorporation contain provisions that eliminate the personal liability of directors for monetary damages to First Liberty or our stockholders for breach of their fiduciary duties as directors, except to the extent such elimination of liability is prohibited by the GBCC. The provisions of the GBCC do not limit the liability of any director for:

         - appropriating any business opportunity in violation of the director's duty;
         - engaging in any acts or omissions which involve intentional misconduct or a knowing violation of law;
         - authorizing a dividend payment, stock repurchase, stock redemption or distribution in liquidation that is prohibited under Georgia law; or
         - participating in any transaction from which the director received an improper personal benefit.

         These provisions do not limit or eliminate our rights or any stockholder's rights to seek an injunction or any other non-monetary relief in the event of a breach of a director's fiduciary duty. In addition, these provisions apply only to claims against a director arising out of his or her role as a director and do not relieve a director from liability for violations of statutory law such as certain liabilities imposed on a director under the federal securities laws.

         In addition, as permitted by the GBCC, our Articles of Incorporation provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (including civil actions brought by or in the right of First Liberty), in which they became involved by reason of their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them provided that we cannot indemnify a director for liability incurred in a proceeding in which the director is adjudged liable to First Liberty or is subject to injunctive relief in favor of First Liberty for the types of activities described in the bullet points above.

         The GBCC and our Amended and Restated Articles of Incorporation also permit us to advance or reimburse expenses in advance of final disposition of a proceeding if the director furnishes us a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described above, and the director furnishes us a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification. We also provide such indemnification for persons who, at our request, act as directors or officers of other companies in which we are a stockholder or creditor or are otherwise interested.

         The GBCC provides that a corporation may indemnify and advance expenses to an employee or agent of the corporation who is not a director, to the extent consistent with public policy, as provided in the corporation's articles of incorporation or bylaws, by contract, or by specific action of the board of directors. A corporation may indemnify and advance expenses to an officer of the corporation who is not a director to the same extent as a director and to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that precludes director indemnification above. Our Bylaws provide that we shall indemnify officers, employees and agents to the same extent that we indemnify our directors.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) EXHIBITS. The following exhibits are filed as part of this registration statement.


         Exhibit
         Number                                      Description
         -------                                     -----------

            5                          Opinion of Long Aldridge & Norman LLP.

           15                          Awareness Letter of PricewaterhouseCoopers LLP

         23.1                          Consent of Long Aldridge & Norman LLP (included in the Opinion filed as Exhibit 5).

         23.2                          Consent of PricewaterhouseCoopers LLP.

           24                          Power of Attorney (included in signature page to this Registration
                                       Statement).

         (b) FINANCIAL STATEMENT SCHEDULES.  Not applicable.

ITEM 17. UNDERTAKINGS

         A.       RULE 415 OFFERING.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or
                  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         B.       INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.       ACCELERATION OF EFFECTIVENESS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Macon, State of Georgia, on July 28, 1999.

                                    FIRST LIBERTY FINANCIAL CORP.
                                    (Registrant)


                                    By:    /s/ Robert F. Hatcher
                                    --------------------------------------------
                                           Robert F. Hatcher
                                           President and Chief Executive Officer
                                              (principal executive officer)



                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert F. Hatcher, David L. Hall and Richard A. Hills, Jr., and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                                           Title                                  Date
----------                                           -----                                  ----

                                            Chairman of the Board and                   July __, 1999
------------------------------------        Director
Thomas H. McCook


/s/  Robert F. Hatcher                      President, Chief Executive Officer          July 28, 1999
------------------------------------        and Director
Robert F. Hatcher


/s/  F. Don Bradford                        Director                                    July 21, 1999
------------------------------------
F. Don Bradford


/s/  Richard W. Carpenter                   Director                                    July 21, 1999
------------------------------------
Richard W. Carpenter


/s/  C. Lee Ellis                           Director                                    July 22, 1999
------------------------------------
C. Lee Ellis

/s/  Melvin I. Kruger                       Director                                    July 21, 1999
------------------------------------
Melvin I. Kruger


/s/  Ken B. Lanier                          Director                                    July 21, 1999
------------------------------------
Ken B. Lanier


/s/  Harold W. Peavy, Jr.                   Director                                    July 21, 1999
------------------------------------
Harold W. Peavy, Jr.


/s/ Herbert M. Ponder, Jr.                  Director                                    July 28, 1999
------------------------------------
Herbert M. Ponder, Jr.


------------------------------------        Director                                    July ___, 1999
Jo Slade Wilbanks


/s/  David L. Hall                          Executive Vice President and                July 23, 1999
------------------------------------        Chief Financial Officer (principal
David L. Hall                               financial officer)

/s/  Michael B. Smith                       Controller (principal                       July 23, 1999
------------------------------------        accounting officer)
Michael B. Smith

                               INDEX OF EXHIBITS

         Exhibit
         Number                               Description
         -------                              ------------

            5               Opinion of Long Aldridge & Norman LLP.

           15               Awareness Letter of PricewaterhouseCoopers LLP

         23.1               Consent of Long Aldridge & Norman LLP (included in the Opinion filed as
                            Exhibit 5).

         23.2               Consent of PricewaterhouseCoopers LLP.

           24               Power of Attorney (included in signature page to this Registration
                            Statement).